EXHIBIT 2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into this 13th day of December, 2001, by and between (i) MEGO FINANCIAL CORP., a New York corporation (the “Company”), and (ii) LC ACQUISITION CORP., a California corporation and DOERGE CAPITAL MANAGEMENT (collectively, the “Holders”).

RECITALS

WHEREAS, pursuant to those certain Subscription Agreements, dated December 13, 2001 (the “Subscription Agreements”), LC Acquisition Corp. has subscribed to purchase from the Company 750,000 shares and Doerge Capital Management has subscribed to purchase from the Company 500,000 shares (collectively, the “Company Common Shares”) of the common stock, $.01 par value (the “Common Stock”), of the Company; and

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated December 13, 2001, LC Acquisition Corp. has agreed to purchase from certain shareholders of the Company an aggregate of 1,269,634 shares (the “Sellers Common Shares”) of the Common Stock; and

WHEREAS, the Company desires to provide to the Holders certain registration rights with respect to the Company Common Shares and the Sellers Common Shares (the Company Common Shares and the Sellers Common Shares being referred to herein collectively as the “Restricted Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth in the Subscription Agreement, the parties agree as follows:

1.             Registration.

(a)           Required Registration.  The Company shall prepare and file with the Securities and Exchange Commission (the “Commission”), and use its commercially reasonable efforts to cause to become effective no later than one hundred twenty (120) days from the date hereof, a registration statement on Form S-3 or, if such form is not then available for use by the Company, on such other appropriate form as is then available for use by the Company (“Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering the Restricted Shares, provided, however, that the Company shall not be required to prepare and file any such Registration Statement if the Company shall have afforded the Holders the opportunity to include all of the Restricted Shares in a Registration Statement pursuant to Section 1(b).

(b)           Incidental (Piggyback) Registration.  Subject to the limitations set forth in this Agreement, if the Company at any time prior to the effective date of the Registration Statement required by Section 1(a) hereof proposes to file on its behalf and/or on behalf of any of its security holders (“the demanding security holders”) a Registration Statement under the Securities Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of securities to be sold for cash with respect to its Common Stock or any other class of equity security (as defined in Section 3(a)(11) of the Securities Exchange Act of 1934) of the Company, it will give written notice to the Holders at least 15 days before the initial filing with the Commission of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing such aggregate number of shares of Restricted Shares as the Holders may request.

If any of the Holders desire to have Restricted Shares registered under this Section 1(b), they shall advise the Company in writing within 10 days after the date of receipt of such offer from the Company, setting forth the amount of such Restricted Shares for which registration is requested. The Company shall thereupon include in such filing the number of shares of Restricted Shares for which registration is so requested, subject to the following. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, the Company shall not be required to include any of the Restricted Shares in such underwritten offering unless the Holders agree to accept the offering on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration; provided, however, that: (i) if the managing underwriter determines and advises the Company that the inclusion of all Restricted Shares proposed to be included by the Holders in the underwritten public offering and other issued and outstanding shares of Common Stock proposed to be included therein by the persons other than the Holders, the Company and any demanding security holder (the “Other Shares”) would jeopardize the success of the Company’s offering, then the Company shall be required to include in the offering (in addition to the number of shares to be sold by the Company and any demanding security holder) only that number of Restricted Shares that the managing underwriter believes will not jeopardize the success of the Company’s offering and the number of Restricted Shares and Other Shares included in such underwritten public offering shall be reduced pro rata based upon the number of shares of Restricted Shares and Other Shares requested by the holders thereof to be registered in such underwritten public offering; and (ii) in each case all shares of Common Stock owned by the Holders which are not included in the underwritten public offering shall be withheld from the market by the Holders for a period, not to exceed one hundred twenty (120) calendar days, which the managing underwriter reasonably determines as necessary in order to effect the underwritten public offering. In the event the Company chooses a registration form which limits the size of the offering either in terms of the number of shares or dollar amount, the Company shall not be required to include in the offering (in addition to the number of shares to be sold by the Company) Restricted Shares which would exceed such limits, and the number of Restricted Shares and Other Shares included in such offering shall be reduced pro rata based upon the number of Restricted Shares and Other Shares requested by the holders thereof to be registered in such offering.

2.             Registration Procedures.  In connection with the filing of a Registration Statement pursuant to Section 1 hereof, the Company shall:

(a)           prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Restricted Shares until the earlier of such time as (i) all of the Restricted Shares covered by such Registration Statement have been disposed of by the Holders or (ii) the Restricted Shares become eligible for sale under Rule 144(k) under the Securities Act; provided, however, that the Company shall not be required to maintain the effectiveness of such Registration Statement for more than one year with respect to Permitted Transferees (as defined below) that own less than 5% of the outstanding shares of Common Stock of the Company;

(b)           furnish to the Holders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Holders may reasonably request;

(c)           use its commercially reasonable efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States as the Holders shall reasonably request (provided, however, the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process), and do such other reasonable acts and things as may be required of it to enable the Holders to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement; and

(d)           promptly notify in writing the Holders of the happening of any event, during the period of distribution, as a result of which the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, the Company shall promptly provide the Holders with revised or supplemental prospectuses and if so requested by the Company in writing, the Holders shall promptly take action to cease making any offers of the Restricted Shares until receipt and distribution of such revised or supplemental prospectuses).

3.             Blackout Periods.

(a)           With respect to any Registration Statement required to be filed pursuant to this Agreement, if the Company shall furnish to the Holders a certified resolution of the Board of Directors stating that in the Board of Directors’ good faith judgment it would (because of the existence of, or in anticipation of, any acquisition or financing, merger, sale of assets, recapitalization or other similar corporate activity, or the unavailability for reasons beyond the Company’s control of any required audited financial statements, or any other event or condition of similar significance to the Company) be materially disadvantageous (a “Disadvantageous Condition”) to the Company or its shareholders for such a Registration Statement to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment (unless such reasons relate to information which is not then publicly available), the Company shall be entitled to cause such Registration Statement to be withdrawn and the effectiveness of such Registration Statement terminated, or, in the event no Registration Statement has yet been filed, shall be entitled not to file any such Registration Statement, until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to the Holders); provided, however, that the Company may only declare one (1) Disadvantageous Condition per fiscal year of the Company and any such Disadvantageous Condition may only extend for a period of up to 45 days. Upon receipt of any such notice of a Disadvantageous Condition, the Holders will forthwith discontinue use of the disclosure document contained in such Registration Statement and, if so directed by the Company, each of the Holders will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the disclosure document then covering such Restricted Securities current at the time of receipt of such notice, and, in the event no Registration Statement has yet been filed, all drafts of the disclosure document covering such Restricted Shares. In the event that the Company shall give any notice of a Disadvantageous Condition, the Company shall at such time as it in good faith deems appropriate file a new Registration Statement covering the Restricted Shares that were covered by such withdrawn Registration Statement, and such Registration Statement shall be maintained effective for such time as may be necessary so that the period of effectiveness of such new Registration Statement, when aggregated with the period during which such initial Registration Statement was effective, shall be such time as may be otherwise required by this Agreement.

(b)           Notwithstanding anything to the contrary set forth herein, at any time after the Registration Statement has been declared effective, the Company may delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company and its counsel, in the best interest of the Company (a “Blackout Period”); provided, that the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Blackout Period and the date on which the Blackout Period will begin, and (ii) notify the Holders in writing in advance of, or on the same date on which, the Blackout Period ends; and, provided further, that during any consecutive 365 day period, there shall be only two Blackout Periods, such Blackout Periods in total not to exceed 90 days. For purposes of determining the length of a Blackout Period above, the Blackout Period shall begin on and include the date the Holders receive the notice referred to in clause (i) and shall end on and include the date specified as the Blackout Period ending date in the notice referred to in clause (ii).

4.             Expenses.  All expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses (including attorneys’ fees) of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 2(c), except to the extent required to be paid by participating selling securityholders by state securities or blue sky laws, shall be paid by the Company, except that the Company shall not be liable for any fees, discounts or commissions to any underwriter or broker or any fees or disbursements of counsel for the Holders in respect of the securities sold by the Holders.

5.             Indemnification.

(a)           Indemnification by Company.  The Company shall indemnify and hold harmless the Holders, each underwriter of the Restricted Shares, if any, and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement of a material fact contained in the Registration Statement under which such Restricted Shares were registered under the Securities Act, any final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any final prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading; and shall reimburse the Holders, such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be obligated to so indemnify the Holders, any such underwriter or any such controlling person insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, said final prospectus or said amendment or supplement in reliance upon and in conformity with information furnished in writing by the Holders or any such underwriter for use in the preparation thereof.

(b)           Indemnification by Holders.  The Holders shall, jointly and severally, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5(a) for the indemnification of the Holders by the Company) the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such Registration Statement or final prospectus contained therein or any amendment or supplement thereto, if such untrue statement or omission was (i) made in reliance upon and in conformity with information furnished to the Company by the Holders for use in the preparation of such Registration Statement, final prospectus or amendment or supplement or (ii) contained in any Registration Statement which was utilized by the Holders or any controlling person or affiliate of the Holders after the Holders were notified, in accordance with Section 2(d) hereof, that such Registration Statement contained an untrue statement of a material fact or omitted to state any material fact.

(c)           Indemnification Procedures.  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 5, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of such claim and/or the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall be responsible for anylegal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which conflict in any material respect with those available to the indemnifying party, or that such claim or litigation involvesor could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 5, such indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 5. The indemnifying party shall not make any settlement of any claims indemnified against thereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

6.             Certain Limitations on Registration Rights.  Notwithstanding the other provisions of this Agreement, the Company shall not be obligated to register the Restricted Shares of the Holders if, in the opinion of counsel to the Company, the sale or other disposition of each of the Holder’s Restricted Shares may be effected without registering such Restricted Shares under the Securities Act. The Company’s obligations under Section 1 are also expressly conditioned upon the Holders furnishing to the Company in writing such information concerning the Holders and the controlling persons of each of the Holders and the terms of each of the Holder’s proposed offering of Restricted Shares as the Company shall reasonably request for inclusion in the Registration Statement.

7.             Miscellaneous.

(a)           Duty to Cooperate.  The Holders and each Permitted Transferee by its acceptance of the Restricted Shares agree to cooperate with the Company in connection with the preparation and filing of the Registration Statement hereunder, including furnishing to the Company such information regarding the Holders or Permitted Transferee, the Restricted Shares held by the Holders or Permitted Transferee and the intended method of disposition of such Restricted Shares as shall be reasonably required to effect the registration of such Restricted Shares and executing such documents in connection with such registration as the Company may reasonably request, unless the Holders or Permitted Transferee have notified the Company in writing of its election to exclude all of its Restricted Shares from the Registration Statement.

(b)           Notice Generally.  Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged, delivered by reputable overnight courier, telecopied and confirmed separately in writing by a copy mailed as follows or sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth in the Subscription Agreement.

(c)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto; provided, however, that the Holders’ rights hereunder may not be transferred without the prior written consent of the Company, except with respect to the preferred shareholders of LC Acquisition Corp. (the “Permitted Transferees”) to whom LC Acquisition Corp. may transfer its rights hereunder so long as such Permitted Transferees acknowledge that the Restricted Shares have not been registered under the Act and are subject to restrictions on transfer under the Act and Other Securities Laws and agree to be bound by all provisions of this Agreement including the obligations to provide certain information required to be disclosed about such Permitted Transferees in any prospectus, registration statement or supplement or amendment thereto filed or provided in accordance with this Agreement and, to the extent such Permitted Transferees (i) received Company Common Shares that were issued pursuant to the Subscription Agreement, or (ii) beneficially own (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, together with all of its Affiliates, more than 5% of the outstanding securities of the Company, agree to be bound by all provisions of the Subscription Agreement as though such Permitted Transferees were the Subscriber thereunder.

(d)           Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

(e)           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)            Entire Agreement.  This Agreement, together with the Subscription Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

(g)           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the Company and Holders have executed this Agreement as of the date first above written.

MEGO FINANCIAL CORP.

By:	/s/ Jon A. Joseph
Name:	Jon A. Joseph
Title:	Vice President and General Counsel

LC ACQUISITION CORP.

By:	/s/ Floyd W. Kephart
Name:	Floyd W. Kephart
Title:	President

DOERGE CAPITAL MANAGEMENT

By:	/s/ David Doerge
Name:	David Doerge
Title:	Principal